Filed pursuant to Rule 424(b)(3)

File No. 333-107339

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 8, 2003)

ASM INTERNATIONAL N.V.

$90,000,000

5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2010

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements the prospectus dated October 8, 2003 of ASM International N.V. (the “Company”) relating to the resale by certain selling securityholders of up to $90,000,000 of the Company’s 5 ¼% Convertible Subordinated Notes due 2010 (the “Notes”) and the Common Stock issuable upon conversion of the Notes, which prospectus was filed as part of the Company’s Amendment No. 1 to the Registration Statement on Form F-3 No. 333-107339. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

No Person has been authorized to give any information or to make any representation other than those contained in this prospectus supplement or the prospectus to which it relates in connection with the offering made pursuant to the prospectus (as supplemented hereby), and if given or made, such information or representation must not be relied upon as having been authorized by the company or by any other person. Neither the delivery of this prospectus supplement and the prospectus to which it relates nor any sale of Notes or Common Stock covered hereby shall, under any circumstances, create any implication that information in this prospectus supplement is correct as of any time subsequent to the date hereof (November 19, 2003). This prospectus supplement and the prospectus to which it relates do not constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 19, 2003

The information in the table appearing under the heading “Selling Holders and Plan of Distribution” beginning on page 47 of the prospectus dated October 8, 2003, and the footnotes to that table, are amended to read in their entirety as follows:

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)

AAM/Zazove International Convertible Fund L.P. 940 Southwood Blvd., # 200 Incline Village, NV 89451	400,000	*	21,209.48	*

AIG DKR SoundShore Holdings Ltd. 1281 E. Main Street Stanford, CT 06902	1,320,000	2.40%	69,991.28	*

AIG DKR SoundShore Opportunity Holding Fund, Ltd. 1281 E. Main Street Stanford, CT 06902	898,000	*	47,615.28	*

AIG DKR SoundShore Strategic Holding Fund, Ltd. 1281 E. Main Street Stanford, CT 06902	4,000,000	4.44%	208,094.80	*

Alpine Associates 100 Union Avenue, 1st Fl. Cresskill, NJ 07626	3,000,000	3.33%	159,071.10	*

Alpine Partners, L.P. 100 Union Avenue, 1st Fl. Cresskill, NJ 07626	500,000	*	26,511.85	*

Amaranth L.L.C. One American Lane Greenwich, CT 06831	2,640,000	2.93%	139,982.57	*

BNP Paribas Equity Strategies SNC 555 Croton Road, 4th Floor King of Prussia, PA 19406	2,220,000	2.47%	117,712.61	*

Capital Guardian International non-US Small Capitalization Fund 11100 Santa Monica Blvd., 15th Fl. Los Angeles, CA 90025	1,947,000	2.16%	103,237.14	*

Capital Guardian Public Funds International (non-US) Small Capitalization Fund 11100 Santa Monica Blvd., 15th Fl. Los Angeles, CA 90025	149,000	*	7,900.53	*

CooperNeff Convertible Strategies (Cayman) Master Fund L.P. 555 Croton Road, 4th Floor King of Prussia, PA 19406	2,045,000	2.27%	108,433.47	*

GLG Market Neutral Fund One Curzon Street London WIJ 5HB	13,750,000	15.27%	729,075.88	1.47%

KBC Financial Products (Cayman Islands) Limited 140 E. 45th Street, 2 Grand Central Tower New York, NY 10017	3,000,000	3.33%	159,071.10	*

KBC Financial Products USA Inc. 140 E. 45th Street, 2 Grand Central Tower New York, NY 10017	3,350,000	3.72%	177,629.40	*

Lyxor/Convertible Arbitrage Fund Limited c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	164,000	*	8,531.89	*

McMahan Securities Co. L.P. 500 W. Putnam Avenue Greenwich, CT 06830-6086	750,000	*	39,767.78	*

National Bank of Canada c/o Putnam Lovell NBF Securities Inc. 65 E. 55th Street, 34th Floor New York, NY 10022	4,000,000	4.44%	208,094.80	*

Polygon Global Opportunities Master Fund 10, Duke of York Square London, SW3 4LY	4,500,000	5.00%	238,606.65	*

Sage Capital 1280 N. Palm Avenue Sarasota, FL 34236	100,000	*	5,302.37	*

Singlehedge US Convertible Arbitrage Fund 555 Croton Road, 4th Floor King of Prussia, PA 19406	420,000	*	22,269.95	*

Sturgeon Limited 48 Par La Rue Rd, Suite 228 Hamilton, HM 11, Bermuda	315,000	*	16,702.47	*

Sunrise Partners Limited Partnership Two American Lane Greenwich, CT 06836-2571	3,860,000	4.29%	200,811.48	*

UBS AG London 100 Liverpool Street London, EC2M 2RH	2,000,000	2.22%	106,047.40	*

Wachovia Securities LLC 201 S. College St. Charlotte, NC 28288	6,250,000	6.94%	331,398.13	*

Subtotal	61,578,000	68.42%	3,203,515.30	6.47%

All other holders of convertible notes or future transferees, pledges, donees, assignees or successors of any such holders (3)(4)	28,422,000	31.58%	1,478,617.60	2.99%

Total	90,000,000	100.00%	4,682,132.90	9.46%

*	Less than 1%
(1)	Assumes conversion of all of the notes at a conversion rate of 52.0237% shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment as described in the prospectus dated October 8, 2003 under the heading “Description of the Notes – Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based in Rule 13d-3(d)1 under the Exchange Act, using 49,495,158 shares of common stock outstanding as of June 30, 2003. In calculating this amount for each holder or group, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes owned by that holder or group, but we did not assume the conversion of notes owned by any other holder or group.
(3)	Only selling holders identified above who beneficially own the convertible notes set forth opposite their names on the effective date of the registration statement of which this prospectus is a part may sell the convertible notes or shares of common stock issuable upon conversion of the convertible notes pursuant to the registration statement. Prior to any use of the prospectus in connection with the offering of convertible notes or common stock by any holder not identified above, the prospectus will be amended or further supplemented as required by law to set forth the name and principal amount or number of securities to be offered.
(4)	Assumes that any other holders of the convertible notes or any future pledgee, donees, assignees, transferees or successors of or from any other such holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the current conversion rate.